                         WARRANT EXERCISE FEE AGREEMENT


     AGREEMENT dated as of the ____ day of ___________, 199___, by and among Joseph Charles & Associates, Inc. (the "Representative"), NAVIDEC, Inc. (the "Company") and American Securities Transfer & Trust, Incorporated Company (the "Warrant Agent").


                              W I T N E S S E T H:

     WHEREAS, in connection with a public offering of up to 1,150,000 shares of Common Stock and 1,150,000 redeemable warrants to purchase common stock (including the over-allotment option) and in connection with an exchange of the Company's 7% Convertible Bridge Promissory Notes convertible into 428,565 shares of Common Stock and 428,565 warrants to purchase Common Stock identical to those issued in the public offering (collectively, the "Warrants"), the Company proposes to issue, in accordance with an agreement dated as of ___________, 199___ by and among the Company and the Warrant Agent (the "Warrant Agreement"), the Warrants; and

     WHEREAS, the parties hereto wish to provide the Representative and members of the National Association of Securities Dealers, Inc. ("NASD"), with certain rights on an exclusive basis in connection with the exercise of the warrants.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

     Section 1. DESCRIPTION OF THE WARRANTS. The Company's Warrants may be exercised on or after ______________, 199___ and expire at 5:00 p.m. Mountain time on ____________, 199___ (the "Expiration Date"), subject to redemption rights commencing on or after _______________, 199____. In accordance with the provisions of the Warrant Agreement, the holder of each Warrant shall have the right to purchase from the Company, and the Company shall issue and sell to such holders of Warrants, one fully paid and non-assessable share of the Company's Common Stock for every Warrant exercised at an Exercise Price of $_____ per share, subject to adjustment as provided in the Warrant Agreement (the "Exercise Price").

     Section 2. NOTIFICATION OF EXERCISE. Within twenty (20) days of the last day of each month commencing __________, 199___ (one year from the date of the Company's Registration Statement), the Warrant Agent or the Company will notify the Representative of each Warrant certificate which has been properly completed and delivered for exercise by holders of Warrants during each such month, the determination of the proper completion to be in the sole and absolute reasonable discretion of the Company and the Warrant Agent. The Company or the Warrant Agent will provide the Representative with such other information, in connection with the exercise of each Warrant, as the Representative shall reasonably request.

     Section 3. PAYMENT TO THE REPRESENTATIVE. The Company hereby agrees to pay to the Representative an amount equal to three (3%) percent of the exercise price (i.e. $_____ per share based on the initial exercise price of the Warrants which is $____ per share) for each Warrant exercised (the "Exercise Fee") a portion of which may be allowed by the Representative to the dealer who solicited the exercise provided that:

          (a) such Warrant is exercised on or after ________________, 199___, which represents one year from the effective date of the Company's Registration Statement;

          (b) at the time of exercise, the market price of the Company's Common Stock is higher than the applicable Exercise Price of the Warrant being exercised;

          (c) the holders of Warrants being exercised have specifically indicated in writing, either in the Form of Election contained on the Warrant Certificate or by written documents signed and dated by the holders that the exercise of such Warrants was solicited by the Representative or another member of the NASD; and

          (d) the Representative and/or the member of the NASD which solicited the exercise of Warrants delivers a certificate to the Company within five
     (5) business days of receipt of information relating to such exercised Warrants from the Company or the Warrant Agent in the form attached hereto as Exhibit A, stating that:

               (1) the Warrants exercised were not held in a discretionary account;

               (2) The member which solicited the exercise of Warrants did not (unless granted an exemption by the Securities and Exchange Commission from the provisions thereof), within the applicable number of business days under Rule 10b-6 immediately preceding the date of exercise of the Warrant, bid for or purchase the Common Stock of the Company or any securities of the Company immediately convertible into or exchangeable for the Common Stock (including the Warrants) or otherwise engage in any activity that would be prohibited by Rule 10b-6 under the Securities Exchange Act of 1934, as amended, to a broker-dealer engaged in a distribution of the Company's securities; and

               (3) in connection with the solicitation, it disclosed the compensation it would receive upon exercise of the Warrant.

     Section 4. PAYMENT OF THE EXERCISE FEE. The Company hereby agrees to pay over to the Representative within two (2) business days after receipt by the Company of the certificate described in Section 3(d) above, the Exercise Fee out of the proceeds it received from the applicable Exercise Price paid for the Warrants to which the certificate relates.

     Section 5. INSPECTION OF RECORDS. The Representative may at any time during business hours, at its expense, examine the records of the Company and the Warrant Agent which relate to the exercise of the Warrants.

     Section 6. TERMINATION. The Representative shall be entitled to terminate this Agreement prior to the exercise of all Warrants at any time upon five (5) business days' prior notice to the Company and the Warrant Agent. Notwithstanding any such termination notice, the Representative shall be entitled to receive an Exercise Fee for the exercise of any Warrant for which it has already delivered to the Company prior to any such termination the certificate required by Section 3(d) of this Agreement.

     Section 7. NOTICES. Any notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if sent by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Company:            Ralph Armijo, President
                                   NAVIDEC, Inc.
                                   14 Inverness Drive
                                   Building F, Suite 116
                                   Englewood, Colorado  80112

     With a copy to:               Roger V. Davidson, Esq.
                                   Cohen Brame & Smith Professional Corporation
                                   Suite 1800
                                   1700 Lincoln Street
                                   Denver, Colorado 80112

     If to the Representative:     Richard A. Rappaport
                                   James Hosch
                                   Joseph Charles & Associates, Inc.
                                   9701 Wilshire Boulevard, Ninth Floor
                                   Beverly Hills, California  90212

     With a copy to:               David C. Roos, Esq.
                                   Berliner Zisser Walter & Gallegos, P.C.
                                   1700 Lincoln Street, Suite 4700
                                   Denver, Colorado  80203

     And if to the Warrant
       Agent:                      American Securities Transfer & Trust,
                                   Incorporated
                                   Suite 444
                                   1825 Lawrence Street
                                   Denver, Colorado  80202

or such other address as such party shall have given notice to other parties hereto in accordance with this Section. All such notices or other communications shall be deemed given three (3) business days after mailing, as aforesaid.

     Section 8. SUPPLEMENTS AND AMENDMENTS. The Company, the Warrant Agent and the Representative may, from time to time, supplement or amend this Agreement by a written instrument signed by the party to be charged, without the approval of any holders of Warrants in order to cure any ambiguity or to correct or supplement any provisions contained herein or to make any other provisions in regard to matters or questions arising hereunder which the Company, the Warrant Agent and the Representative may deem necessary or desirable and which do not adversely affect the interest of the holders of Warrants.

     Section 9. ASSIGNMENT. This Agreement may not be assigned by any party without the express written approval of all other parties, except that either of the Representative may assign this Agreement to its successors.

     Section 10. GOVERNING LAW. This Agreement will be deemed made under the laws of the State of California with respect to matters of contract law and for all purposes shall be governed by and construed in accordance with the internal laws of said State, without regard to the conflicts of laws provisions thereof.

     Section 11. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give any person or corporation other than the Company, the Warrant Agent and the Representative any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of, and be binding upon, the Company, the Warrant Agent and the Representative and their respective successors and permitted assigns.

     Section 12. DESCRIPTIVE HEADINGS. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meanings or construction of any of the provisions hereof.

     Section 13. SUPERSEDING AGREEMENT. This Agreement supersedes any and all prior agreements between the parties with respect to the subject matter hereof.

     Section 14. EXCLUSIVE AGREEMENT. It is understood that this Agreement is on an exclusive basis to solicit the exercise of the Warrants and that the Company shall not engage other broker-dealers to solicit the exercise of Warrants without the consent of the Representative.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       JOSEPH CHARLES & ASSOCIATES, INC.


                                       By:
                                          ------------------------------------


                                       NAVIDEC, INC.

                                       By:
                                          ------------------------------------


                                       AMERICAN SECURITIES TRANSFER
                                        & TRUST, INCORPORATED


                                       By:
                                          ------------------------------------

DCR\NAVIDEC\WAREXFEE.AGT

                                                                    EXHIBIT  A


                                   CERTIFICATE




     The undersigned, being the _______________ of _________________________
(the "NASD Member") pursuant to Section 3(d) of the Warrant Exercise Fee Agreement dated ______, 199___ between NAVIDEC, Inc. (the "Company"), Joseph Charles & Associates, Inc. and American Securities Transfer & Trust, Inc. (the "Warrant Agent") hereby certifies that:

     1. The Company or the Warrant Agent has notified the NASD Member that ____________ Warrants (as defined in the Agreement) have been exercised during
_______________, 19__.

     2.   The exercise of _________ of such Warrants was solicited by
_____________________.

     3.   Such Warrants were not held in a discretionary account.

     4. The NASD Member did not, within _____ business days immediately preceding _______________, 19___, bid for or purchase the Common Stock of the Company or any securities of the Company immediately convertible into or exchangeable for the Common Stock (including Warrants) or otherwise engage in any activity that would be prohibited by Rule 10b-6 under the Securities Exchange Act of 1934, as amended, to one engaged in a distribution of the Company's securities.

     5. In connection with the solicitation of the exercise of the Warrants, the NASD Member disclosed to holders of the Warrants the compensation it will receive.


     DATED:   _______________, 19___



                                       ---------------------------------------
                                           (Firm Name)



                                       By:
                                          ------------------------------------


                                       Title:
                                              --------------------------------